EXECUTION VERSION

    September 7, 2025
Evan L. Russo
At the address on file with Lazard
    Re: Leadership Transition
Dear Evan:
This agreement (the “Transition Agreement”) confirms our understanding regarding the transition of your employment with Lazard, Inc. (along with its affiliates, the “Company”). Reference is made to your Amended and Restated Agreement Relating to Retention and Non-Competition and Other Covenants, dated as of March 31, 2022, as amended on May 25, 2023 (the “Retention Agreement”). Capitalized terms used but not defined herein will have the meanings ascribed to such terms in the Retention Agreement.
1.Service Through Transition Date. Your service as Chief Executive Officer of the Company’s Asset Management will continue until on or about December 1, 2025 (but no later than December 31, 2025) (the “Transition Date”). In accordance with the Retention Agreement, (x) effective as of the Transition Date, you shall be deemed to automatically resign as a director, member or officer of the Company and as a member of any committee of the Company or any board of directors, board of managers or special subcommittee thereof, and (y) you agree to execute any and all documentation of such resignations upon request by the Company. From the date hereof until the Transition Date (the “Transition Period”), you will continue to (i) receive your base salary at its current rate (“Current Base Salary”), (ii) participate in the Company’s benefit plans and programs in accordance with their terms through the Separation Date and (iii) be eligible to vest in your outstanding equity-based awards of the Company (the “Equity-Based Awards”). During the Transition Period, your place of employment will be New York and the Company hereby agrees not to terminate your employment for any reason except for Cause.
2.Senior Advisor; Advisory Period.
a.Effective as of the Transition Date, you will no longer be deemed an executive officer of the Company, but you agree to continue employment with the Company as Senior Advisor to the Chief Executive Officer of the Company (“Senior Advisor”) through June 30, 2026 or, if earlier, upon (x) your death or Disability, (y) on or following March 1, 2026, your voluntary termination of employment after giving the Company ten (10) days’ prior written notice of resignation (the “Notice Requirement”), or (z) a termination by the Company for Cause (such date, the “Separation Date” and such period, the “Advisory Period”). For the avoidance of doubt, any determination as to existence of Cause during the Advisory Period will take into account your role as the Senior Advisor.

b.While serving as Senior Advisor, you will provide advice, and such services as may reasonably be requested by the Chief Executive Officer of the Company and/or the Chief Executive Officer of Asset Management (or their respective designees) from time to time. Such services may be provided remotely except as otherwise mutually agreed.
c.While serving as Senior Advisor, you will continue to (i) receive your Current Base Salary, (ii) participate in the Company’s benefit plans and programs in accordance with their terms through the Separation Date and (iii) be eligible to vest in your outstanding Equity-Based Awards. Other than the foregoing and any other payments specified in the Transition Agreement, you will not be eligible for any additional payments.

d.The Company agrees that you will be permitted to have discussions related to your future career and professional endeavors and such discussions will not be deemed to violate any of the Continuing Obligations. Notwithstanding the foregoing, nothing in this Section 2.d shall relieve you of your obligations to comply with the applicable policies of the Company, including with respect to outside activities.
3.Payments upon Termination. Subject to your compliance with the Notice Requirement and provided your employment is not earlier terminated by the Company for Cause, the Company acknowledges and agrees that the termination of your employment as of the Separation Date will constitute (i) a Qualifying Termination prior to a Change in Control for purposes of the Retention Agreement, entitling you to the corresponding payments and benefits under the Retention Agreement, subject to and in accordance with the terms thereof (including, for the avoidance of doubt, execution and non-revocation of the release of claims contemplated by the Retention Agreement, which is attached as Exhibit A (the “Release”)), and (ii) a Termination of Employment by the Company other than for Cause (or such phrase of similar import) for purposes of your outstanding Equity-Based Awards, which will be treated in accordance with the applicable terms thereof; provided, however, that, the amount of (x) the Average Bonus, (y) the cash severance payable pursuant to clause (C) of Section 3(d)(ii) of the Retention Agreement and (z) the cash pro-rata annual bonus payable pursuant to the final two sentences of Section 3(d)(ii) of the Retention Agreement will, in each case, be determined as though the Separation Date had occurred on December 31, 2025. For the avoidance of doubt, this means that (A) the base salary amount for purposes of such cash severance will be the Current Base Salary, (B) the Average Bonus for purposes of such cash severance and pro-rata bonus will be based on the average annual bonus paid to you for 2023 and 2024 and (C) during the Advisory Period your Special Award (as defined in Exhibit B) will remain eligible to satisfy the Stock Price Milestone (as defined in the award agreement in respect of the Special Award) and, if such Stock Price Milestone is not satisfied during the Advisory Period, your service during the Advisory Period will be included in the numerator for purposes of the pro rata calculation in Section 1(c) of your Special Award. A schedule of your outstanding Equity-Based Awards is attached as Exhibit B. The Company acknowledges and agrees that in the event of a material uncured breach by the Company of the terms of this Transition Agreement, your outstanding Equity-Based Awards shall be eligible to continue to vest through June 30, 2026 in accordance with their terms. All cash amounts payable in accordance with this Section 3 will be made in respect of a distributable share of the profits of Lazard Group LLC.

4.Continuing Obligations. You acknowledge and agree that (x) you are, and will remain following the Separation Date, subject to the restrictive covenants set forth in the Retention Agreement and the award agreements in respect of the Equity-Based Awards (collectively, the “Equity-Based Award Agreements”) and all other existing contractual arrangements as in effect on the date hereof (including the restrictive covenants set forth in Sections 4 through 9 of the Retention Agreement), in each case, in accordance with its terms of the relevant agreement, (y) you will be subject to the confidentiality provisions set forth in the Release, subject to and in accordance with the terms thereof, (y) you will cooperate with the Company in accordance with, and subject to the terms of, the Release, and (z) this Transition Agreement constitutes prior written notice, as of the date hereof, from the Company to you of termination for purposes of the Retention Agreement. Notwithstanding anything to the contrary in any other agreement between the Company and you, the Company acknowledges and agrees (i) that the non-competition and client non-solicitation obligations set forth in any Equity-Based Award Agreements, including without limitation in Appendix B of your Special Award, will apply until three months after the Separation Date, and (ii) the employee non-solicitation obligations set forth in any Equity-Based Award Agreements, including without limitation in Appendix B of your Special Award, will apply until nine months after the Separation Date (each of clauses (i) and (ii), the “Post-Termination Obligations”). For the avoidance of doubt, in no event shall a violation of the Post-Termination Obligations after the applicable Post-Termination Obligations have lapsed serve as a basis for the forfeiture of any Equity-Based Awards.
5.General Provisions; Entire Agreement. Sections 3(f) and 3(g), Sections 12 through 15, Sections 16(c) through 16(j) and Section 17 of your Retention Agreement are incorporated herein by reference, mutatis mutandis. This Transition Agreement, together with the Retention Agreement and the Equity-Based Award Agreements, constitutes the entire agreement of the parties related to the subject matter hereof.
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Very truly yours,
Lazard, Inc.
By:    /s/ Christian A. Weideman
Name:    Christian A. Weideman
Title: General Counsel

ACCEPTED AND AGREED:
By:    /s/ Evan L. Russo
Evan L. Russo
Date: September 7, 2025

[Signature Page to Transition Agreement]

EXHIBIT A
[RELEASE]

A-1

EXHIBIT B
[OUTSTANDING EQUITY-BASED AWARDS]

    B-1